Exhibit 1

Transactions in the Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

FUND 1 INVESTMENTS, LLC

Sale of Class A Common Stock	(863,726)	$4.6686	09/03/2026
Sale of Class A Common Stock	(526,474)	$4.1436	09/03/2026
Sale of Class A Common Stock	(252,725)	$4.5893	09/03/2026
Sale of Class A Common Stock	(1,330)	$4.3591	09/03/2026
Sale of Class A Common Stock	(377,129)	$4.4955	09/04/2026
Sale of Class A Common Stock	(19,764)	$4.3667	09/04/2026
Sale of Class A Common Stock	(34,115)	$4.5206	09/04/2026
Sale of Class A Common Stock	(1,102)	$4.5036	09/04/2026
Sale of Class A Common Stock	(174,870)	$4.1717	09/08/2026
Sale of Class A Common Stock	(5,100)	$4.2449	09/08/2026